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EXAR CORPORATION
(Name of Registrant as Specified in its Charter)

GWA INVESTMENTS, LLC
GWA MASTER FUND, L.P.
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GWA CAPITAL PARTNERS, LLC COMMENTS ON EXAR CORPORATION’S ATTEMPT AT ADDRESSING ITS CONCERNS

Pasadena, Calif., July 22, 2005 / PRNewswire / — Managing Member and Dissident Director Candidate, Guy W. Adams, issued the following statement regarding Exar Corporation (Nasdaq: EXAR):

We are pleased with Exar’s initial attempt to respond to some of the concerns we have addressed to shareholders, such as the redemption of the poison pill and attention to Director’s continuing education. However, we believe there are still a number of practices that can only be addressed through greater independence of and oversight from the Board of Directors, such as excessive compensation practices and poor operating results. In fact, fiscal first quarter results show that except for “Interest income and other, net,” the company continues to generate operating losses from their core business.

Regarding the proposed tender offer, while we are not privileged to inside information regarding what other choices the company had for this cash, we view the effect of the announced tender offer /share buy back as nothing more than a temporary fix. Many of the problems we addressed in our letter to shareholders still remain. As such, we will continue to talk with shareholders in advance of the upcoming Annual Meeting.

What strikes us as interesting about the announced tender offer is how, in recent months, certain members of management and the Board have apparently chosen to:

1)     GRANT themselves options, a majority of which were in the $13.00-$13.52 range, such as: Chairman Ciffone’s 54,000 options at $12.97 in April 2005 and Dr. Gregorian’s (CEO) 200,000 options at $13.52 in March 2005,

2)     SELL nearly 228,000 shares at prices ranging from $12.70 to $14.05, for a net profit of $1,936,245 in May 2005; and then

3)     Use SHAREHOLDERS’ money to initiate a stock buyback at a range of $15.00 to $17.00 in July 2005.

We question the timing of this tender offer given our recent SEC filings and proposed new directors. If the management and Board believe $15-$17 is a good price to buy back stock (with Shareholder money), why were certain members of management and the Board SELLING their own stock at $13-$14? Why didn’t they buy back the stock when it was $12.97 per share, instead of granting stock options to Chairman Ciffone at this price? If Management was considering a buy-back of this size and at this pricing level, why were they issuing options to themselves at a lower exercise price?

Is this meant to be the best use of shareholder capital, or is this an attempt to put a price range on the stock in the hopes of distracting shareholders from the underlying problems within the company? Was a fairness opinion obtained, or was any outside study conducted, to determine if the tender offer is truly the best use of shareholder cash? More importantly, does this tender offer indicate that the management and Board of Directors are conceding that they lack vision for the company, and that they are incapable of earning an adequate return with these funds?

We believe this is but another example of why shareholders need independent representation on the Board by electing Guy Adams and Richard Leza at the next Annual Shareholders’ Meeting.

SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE GWA ENTITIES FROM THE STOCKHOLDERS OF EXAR CORPORATION FOR USE AT ITS ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT, WHICH CONTAINS INFORMATION ON THE PARTICIPANTS IN THE SOLICITATION, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV AND IT AND THE RELATED PROXY ARE ANTICIPATED TO BE DISSEMINATED AFTER THE RECORD DATE FOR THE ANNUAL MEETING IS SET.

For additional information, questions or comments, please call Guy Adams, Managing Member at (626) 486-0350 or email gwacap@yahoo.com.

SOURCE: GWA Capital Partners, LLC

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